EXHIBIT 10.4

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 15th day of March, 2006 between M. Roxanne Cort and/or assigns (“Consultant”), a business engaged in providing consulting services, through its partners, subsidiaries or affiliates and Forster Drilling Corporation, a corporation located in Houston, Texas (“Client” or the “Company”), in connection with the rendering by Consultant to Client of consulting services, as described herein below, for and in consideration of the compensation described.

WHEREAS, Client is a Nevada corporation and desires to retain Consultant to perform certain consulting services as described herein and Consultant is willing to render and provide such service to the Company.

THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Engagement of Consultant. The Company hereby engages and retains Consultant to render to the Company the consulting services (the “Consulting Services”) described in paragraph 2 for the period commencing on the date this Agreement is executed by both parties and ending twelve (12) months thereafter (the “Consulting Period”).

2. Description of Consulting Services. The Consulting Services rendered by Consultant hereunder shall consist of consultations with management of the Company as such management may from time to time require during the term of this Agreement. Such consultation with management shall be with respect to legal consultations (“Legal Consultations”). Legal consultations may include the Company’s relationship with the community at large, prospective client negotiations, contract negotiations, and such other matters as may be agreed upon between the Company and Consultant.

3. Compensation For Consulting Services. The Company shall pay to Consultant for said services rendered hereunder, payable as follows: Beginning April 1, 2006, and for four (4) consecutive months thereafter, Consultant shall receive Eight Thousand Dollars ($8,000.00) per month; beginning August 1, 2006 and for four (4) consecutive months thereafter, Consultant shall receive Ten Thousand Dollars ($10,000) per month; beginning December 1, 2006, and for three ((3) years thereafter, Consultant shall receive Twelve Thousand Dollars ($12,000) per month. Consultant shall receive Twelve Thousand Dollars ($12,000) per month for the three (3) years, up to and until May 1, 2009. Consultant shall receive a car allowance of One Eight Hundred Dollars ($800) per month for all aforementioned months and all consecutive months thereafter up to and until May 1, 2009. Any and all reasonable expenses incurred by Consultant beyond the aforementioned car allowance shall be reimbursed by Company, within fifteen (15) days after Consultant presents such expenses for payment.

4. Health Insurance. The Consultant shall be eligible to receive health insurance and life insurance benefits available through the Company, under to the same or similar plan offered to the Company’s employees and/or other consultants. In addition to and except for the matters governed by this Agreement, the Consultant shall be entitled to: (i) benefits and perquisites, including but not limited to pension plans, deferred compensation plans, stock options, annual bonus plans, long term incentive plans, group life insurance, disability, sickness and accident insurance and health benefits under such plans and programs as maybe provided by the Company to other consultants of the Company from time to time; and (ii) paid vacation as well as holidays, leave of absence and leave for illness and temporary disability in accordance with the policies of the Company.

5. Nonexclusive Undertakings. The Company expressly understands and agrees that Consultant shall not be prevented or barred form rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than the Company. Company understands and accepts that Consultant is currently providing consulting services to other private and public companies and will continue to do so during the term of this Agreement. Company also understands and accepts that Consultant will seek new clients to provide its consulting services to during the term of this Agreement.

6. Disclaimer of Responsibility for Acts of the Company. The obligations of the Consultant described in this Agreement consists solely of the furnishing of information and advice to the Company. In no event shall Consultant be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. All final decisions with respect to acts of the Company or its subsidiaries or affiliates. whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such subsidiary or affiliates, and the Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decision.

7. Limitation of Services. It is understood between the parties that neither the Consultant nor any of its partners or principals are providing legal service, accounting services, underwriting services, securities placement services, nor sale of securities, and such services must be retained by the Company at its own cost and expense. It is expressly acknowledged that Consultant will utilize its best efforts in performing the services contemplated hereby but no representations are made as to the ultimate success of any transaction or other action undertaken by the Company.

8. Termination of Relationship. This Agreement shall, unless sooner terminated as provided herein below, continue until for the duration of the Consulting Period as defined in paragraph 1 herein above. Such term shall be renewed upon mutual agreement of the parties. This Agreement shall terminate upon the happening of any one of the following events:

A. Either Consultant or the Company may terminate this Agreement upon thirty (30) days written notice to the other that a material breach by the other of the terms or covenants of this Agreement shall have occurred and such breach shall not have been cured with in ten days after such notice.

B. Consultant or Company shall have the right (but not the obligation) to terminate this Agreement upon written notice to the Company if it reasonably determines that the Company or any of its directors, officers or controlling shareholders has engaged in any unlawful, wrongful or fraudulent act.

C. Consultant shall have the right (but not the obligation) to terminate this Agreement upon written notice to the Company if it shall determine that any material facts concerning the Company represented to it during the course of performing its services are misstated or untrue or that the Company has intentionally failed to provide Consultant with material facts concerning the Company.

9. Miscellaneous.

A. Notices. Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

To Consultant: M. Roxanne Cort
6371 Richmond Avenue, Suite 211
Houston, TX 77057

To the Company: Forster Drilling Corporation
6371 Richmond Avenue, Suite 275
Houston, Texas 77057

B. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior discussions between the parties. There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement. No variations or modification of this Agreement or waiver of any of its terms or provisions shall be valid unless in writing and signed by both parties.

C. Amendment. This Agreement shall not be modified or amended except by written agreement of the parties hereto.

D. Governing Law. Each of the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding its laws relating to conflict of laws.

E. Counterpart. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.

F. Delay; Partial Exercise. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

G. Severability. Should any part of the Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable. Should any material term of this Agreement be in conflict any laws or regulations, the parties shall in good faith attempt to negotiate a lawful modification of this Agreement which will preserve, to the greatest extent possible, the original expectation of the parties.

11. Indemnification and Hold Harmless. In connection with Consultant’s performing the services enumerated herein above, Consultant and its partners and principals will to a great extent be relying on information provided the Company and its officers and directors. Although Consultant will be reviewing all materials provided to it in connection with performing its duties, Consultant will not be conducting an independent “due diligence review”. Consequently, as a condition to Consultant’s performing the task enumerated herein, the Company and its officers and directors and each of them hereby agree to indemnify and hold Consultant and its officers, directors, partners and principals harmless against any losses, claims, damages, liabilities and expenses, whether joint or several and to defend them against any and all actions or causes of actions or threats of actions to which they may become subject and will reimburse them for any legal or other expenses including attorney’s fees and disbursements reasonably incurred by them in connection with investigation, preparing or defending any actions commenced or threatened or claim whatsoever whether or not resulting in any liability insofar as such are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any information provided to Consultant or (b) any omission or alleged omission of a material fact necessary to make any information provided to us not misleading.

In witness whereof, the undersigned parties hereto have executed this Agreement on the dates set forth opposite their respective signatures.

Dated: 3/15/06                      M. Roxanne Cort

By: /s/M. Roxanne Cort

Dated: 3/15/06                     Forster Drilling Corporation

By: /s/W. Scott Thompson
Secretary/Treasurer